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                                                                     EXHIBIT 4.3


                            AMENDMENT TO CONVERTIBLE
                             SUBORDINATED DEBENTURES

        This Amendment is entered into as of the ____ day of May, 1997, by and between Laser Power Corporation, a Delaware corporation (the "Company"), and Union Miniere Inc., a Delaware corporation ("Union Miniere").

        WHEREAS, Union Miniere is the holder of (1) that certain Series A Convertible Debenture in the original principal amount of $1,340,000 issued by the Company in favor of Union Mines Inc. ("Union Mines") on June 18, 1990, as amended (the "Primary Debenture"), and (2) that certain Series A Convertible Debenture in the original principal amount of $320,000 issued by the Company in favor of Union Mines on December 29, 1988, as amended (the "Option Debenture") (the Primary Debenture and the Option Debenture are sometimes referred to herein collectively as the "Debentures");

        WHEREAS, on April 25, 1997, the Company effected a 1 for 1.5 reverse stock split of its Common Stock;

        WHEREAS, Union Mines has assigned all of its rights and obligations under the Debentures to Union Miniere and Union Miniere has assumed all such rights and obligations pursuant to that certain Asset Transfer Agreement between Union Mines and Union Miniere dated December 31, 1993;

        WHEREAS, the Company intends to register certain of its shares of Common Stock with the Securities and Exchange Commission in connection with an underwritten public offering of such stock on Form SB-2 Registration Statement No. 333-24421 (the "Offering");

        WHEREAS, amendment of the Debentures is a condition to the completion of the Offering;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth below, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Debentures effective immediately prior to the closing of the Offering as follows:

        1. MATURITY DATE. The Debentures shall be due and payable on November 2, 2000.

        2. CONVERSION PRICE. The Conversion Price, as defined in Section 1 of the Debentures, shall be $5.25 per share; provided, however, in the event that the Offering price of the Company's Common Stock is less than $6.50 per share, the Conversion Price will be reduced by one-half (0.5) cent for every one (1.0) cent that the Offering price is below $6.50 per share, but in no event shall the Conversion Price be reduced below $4.50 per share.

        3. NO OTHER CHANGES. Except to the extent necessary to effect the amendments set forth in sections 1 and 2 hereof, all other terms and conditions of the Debentures shall remain in full force and effect.

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        4. APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

        5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original and enforceable against the party actually executing such counterpart, and which taken together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have hereunto set forth their respective signatures as of the date first set forth above.



LASER POWER CORPORATION



By:__________________________

Name:________________________

Title:_______________________



UNION MINIERE INC.



By:__________________________

Name:________________________

Title:_______________________


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